SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): April 22, 2004

INDEPENDENT BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan

(State or Jurisdiction of Incorporation or Organization)

0-7818	38-2032782

(Commission File Number)	(I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846

(Address of principal executive offices)

(616) 527-9450

(Registrant’s telephone number, including area code)

NONE

Former name, address and fiscal year, if changed since last report.

Item 7.         Financial Statements and Exhibits.

Exhibit

99 Press release dated April 22, 2004.

Item 12.       Results of Operations and Financial Condition.

On April 22, 2004, Independent Bank Corporation issued a press release announcing results for the first fiscal quarter. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date April 22, 2004 —————————————— Date April 22, 2004 ——————————————	By: /s/ Robert N. Shuster —————————————— Robert N. Shuster, Principal Financial Officer By: /s/ James J. Twarozynski —————————————— James J. Twarozynski, Principal Accounting Officer

Independent Bank Corporation – 1st Quarter 2004 Earnings Release	Exhibit 99

NEWS FROM

CONTACT:	Robert N. Shuster #616/527-5820 ext. 1257

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS FIRST QUARTER 2004 RESULTS

IONIA, Michigan, April 22, 2004 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company, reported that its first quarter 2004 net income was $8.4 million, or $0.42 per diluted share. A year earlier, net income totaled $8.8 million, or $0.44 per diluted share. Annualized return on average equity and annualized return on average assets were 20.34% and 1.44%, respectively in the first quarter of 2004 compared to 25.19% and 1.78%, respectively in 2003.

The decline in earnings is primarily a result of lower net gains on real estate mortgage loan sales, title insurance fees and real estate mortgage loan servicing fees (due to an increase in the impairment reserve on capitalized mortgage loan servicing rights) as well as an increase in non-interest expenses. Partially offsetting these items were increases in net interest income and service charges on deposit accounts and declines in the provision for loan losses and income tax expense.

On April 15, 2003, the Company acquired Mepco Insurance Premium Financing, Inc. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. During the first quarter of 2004, Mepco recorded approximately $4.3 million in interest income and fees on loans, $0.5 million in interest expense, a $0.2 million provision for credit losses, $0.1 million in non-interest income, $2.0 million in non-interest expense, $1.7 million in income before income taxes and $1.0 million in net income. At March 31, 2004 Mepco had total assets of $193.7 million, including finance receivables of $175.8 million. The Company has recorded the assets acquired and the liabilities assumed at fair value and had goodwill of $9.4 million and other intangibles (primarily related to customer relationships) of $2.0 million at March 31, 2004 related to the Mepco acquisition.

Tax equivalent net interest income totaled $26.7 million during the first quarter of 2004, which represents a $4.7 million or 21.4% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.3 million and $1.2 million for the first quarters of 2004 and 2003, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $326.3 million increase in average interest-earning assets as well as a 14 basis point increase in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The increase in average interest-earning assets is due to the Mepco acquisition, which added $165.3 million in the Company’s average loan balances in the first quarter of 2004, as well as growth in commercial loans, real estate mortgage loans and investment securities. The net interest margin was 4.89% for the first three months of 2004 compared to 4.75% for the same period in 2003. Declining interest rates (through the first half of 2003) and increased levels of lower cost core deposits resulted in a 47 basis point decline in the Company’s interest expense as a percentage of average interest-earning assets during the first quarter of 2004 compared to the first quarter of 2003. This decline was partially offset by a 33 basis point decline in the tax equivalent yield on average interest-earning assets to 6.77% in the first quarter of 2004 from 7.10% in the first quarter of 2003. The decline in tax equivalent yield is primarily due to both the amortization and prepayment of higher yielding loans and investment securities and the addition of new loans and new investment securities at lower interest rates. Without the Mepco acquisition, the decline in the tax equivalent yield on average interest-earning assets would have

Independent Bank Corporation – 1st Quarter 2004 Earnings Release

been greater (63 basis points instead of 33 basis points), as Mepco added $165.3 million in average loans at a weighted average yield of 10.46% during the first quarter of 2004.

Service charges on deposits totaled $3.6 million in the first quarter of 2004, a $0.4 million or 11.3% increase from the comparable period in 2003. The increase in deposit related service fees results primarily from the continued growth of checking accounts.

Gains on the sale of real estate mortgage loans were $1.1 million and $4.0 million in the first quarters of 2004 and 2003, respectively. Real estate mortgage loan sales totaled $68.7 million in the first quarter of 2004 compared to $229.7 million in the first quarter of 2003. These declines primarily are a result of a significant drop in mortgage loan refinance activity. During the first quarter of 2004, gains on the sale of real estate mortgage loans were increased by approximately $0.1 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”), compared to a $0.5 million increase in the first quarter of 2003. The SFAS #133 related increases in gains on the sale of real estate mortgage loans primarily represent a timing difference that reversed from the applicable year end when the commitments to sell real estate mortgage loans in the secondary market were fulfilled in the ensuing quarter. Real estate mortgage loans originated totaled $159.4 million in the first quarter of 2004 compared to $262.1 million in the comparable quarter of 2003 and loans held for sale were $53.8 million at March 31, 2004 compared to $32.6 million at December 31, 2003.

The Company generated $0.5 million in gains on securities in both the first quarters of 2004 and 2003. The 2004 gains are due primarily to the sale of certain corporate securities. The 2003 gains were due primarily to the call (at par) of a preferred stock that was purchased at a discount.

Real estate mortgage loan servicing fees declined to an expense of $0.7 million in the first quarter of 2004 compared to an expense of $0.4 million in the first quarter of 2003. This decline is primarily due to changes in the impairment reserve on and the amortization of capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)
	03/31/04	03/31/03

Balance at beginning of period	$8,873	$4,455
Servicing rights capitalized	690	1,927
Amortization	(436)	(876)
Increase in impairment reserve	(1,045)	(165)

Balance at end of period	$8,082	$5,341

Impairment reserve at period end	$1,767	$1,260

The decline in servicing rights capitalized is due to the lower level of real estate mortgage loan sales in the first quarter of 2004 compared to 2003. The amortization of capitalized mortgage loan servicing rights declined in 2004 due to a lower level of mortgage loan prepayment activity. The impairment reserve on capitalized mortgage loan servicing rights totaled $1.8 million at March 31, 2004 compared to $0.7 million at December 31, 2003. The increase in the impairment reserve reflects the decline in the valuation of capitalized mortgage loan servicing rights at March 31, 2004 compared to December 31, 2003 as expected future prepayment rates used in the valuation of this asset accelerated at the end of the first quarter of 2004. Subsequent to March 31, 2004 long-term mortgage loan interest rates have increased by approximately 50 basis points. If these higher interest rates were to prevail as of the end of the second quarter of 2004 some or all of the additional impairment reserve recorded in the first quarter of 2004 would be expected to reverse in the second quarter. At March 31, 2004 the Company was servicing approximately $1.2 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.93% and a weighted average service fee of 26.1 basis points.

Independent Bank Corporation – 1st Quarter 2004 Earnings Release

Non-interest expense totaled $20.7 million in the first quarter of 2004, an increase of $2.6 million compared to the first quarter of 2003. The April 15, 2003 acquisition of Mepco accounted for $2.0 million of this increase. The remainder of the increase in non-interest expense is primarily due to an increase in compensation and employee benefits. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2004, staffing level increases associated with the expansion and growth of the organization and an increase in health care insurance costs.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	3/31/2004	12/31/2003	3/31/2003

	(Dollars in Millions)
Commercial	$4.9	$3.9	$3.6
Commercial guaranteed
under federal program	0.9	2.3	--
Consumer	0.8	0.9	0.9
Mortgage	2.9	3.7	4.4
Finance receivables	1.2	1.9	--

Total	$10.7	$12.7	$8.9

Ratio of non-performing
loans to total portfolio loans	0.63%	0.76%	0.64%

The decline in the level of non-performing loans in the first quarter of 2004 is primarily due to the receipt of a $1.5 million initial claim on a commercial real estate loan that is presently in foreclosure and that is guaranteed under a federal program through the United States Department of Agriculture. The remaining balance of approximately $0.9 million is expected to be received upon the final liquidation of the collateral, which is not anticipated to occur until 2005. Non-performing finance receivables are related to the Company’s acquisition of Mepco. Other real estate and repossessed assets totaled $3.7 million at March 31, 2004 compared to $3.3 million at December 31, 2003. The increase in other real estate and repossessed assets is due primarily to an increase in the level of residential homes acquired through foreclosure. The provision for loan losses declined to $0.8 million in the first quarter of 2004 compared to $1.0 million in 2003. The decrease in the provision reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. Net charge-offs for the first quarter of 2004 totaled $0.8 million, or 0.19% (annualized) of average loans, compared to $0.6 million, or 0.17% (annualized) of average loans, in 2003. At March 31, 2004 the allowance for loan losses totaled $17.7 million, or 1.04% of portfolio loans compared to $17.7 million, or 1.06% of portfolio loans at December 31, 2003.

Total assets were $2.41 billion at March 31, 2004 compared to $2.36 billion at December 31, 2003. Loans, excluding loans held for sale, increased to $1.70 billion at March 31, 2004 from $1.67 billion at December 31, 2003. The increase in loans is primarily due to growth in finance receivables as well as commercial and real estate mortgage loans. Deposits totaled $1.71 billion at March 31, 2004, an increase of $9.4 million from December 31, 2003. This increase is primarily attributable to a $39.4 million increase in checking and savings deposits that was partially offset by a $37.6 million decrease in brokered certificates of deposit. Stockholders’ equity totaled $172.5 million at March 31, 2004 or 7.15% of total assets and represents a net book value per share of $8.76.

About Independent Bank Corporation

Independent Bank Corporation and its subsidiaries provide a wide range of banking and other financial services through 97 offices across Michigan’s Lower Peninsula. The Company also provides financing for insurance premiums and extended automobile warranties across the United States, through its wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. The Company recently announced pending acquisitions of Midwest Guaranty Bancorp, Inc. (a $235 million bank holding company headquartered in Troy, Michigan) and North Bancorp, Inc. (a $173 million bank holding company headquartered in Gaylord, Michigan). The Midwest Guaranty Bancorp acquisition is expected to be completed in May 2004 and the

Independent Bank Corporation – 1st Quarter 2004 Earnings Release

North Bancorp acquisition is expected to be completed in July 2004. The Company’s common stock trades on the Nasdaq Stock Market under the symbol IBCP.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Independent Bank Corporation – 1st Quarter 2004 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2004	December 31, 2003

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$57,268	$61,741
Securities available for sale	454,148	453,996
Federal Home Loan Bank stock, at cost	13,965	13,895
Loans held for sale	53,784	32,642
Loans
Commercial	609,626	603,558
Real estate mortgage	686,707	681,602
Installment	231,911	234,562
Finance receivables	175,768	147,671

Total Loans	1,704,012	1,667,393
Allowance for loan losses	(17,726)	(17,728)

Net Loans	1,686,286	1,649,665
Property and equipment, net	46,049	43,979
Bank owned life insurance	37,222	36,850
Goodwill	16,689	16,696
Other intangibles	7,071	7,523
Accrued income and other assets	41,783	43,135

Total Assets	$2,414,265	$2,360,122

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$201,315	$192,733
Savings and NOW	731,380	700,541
Time	779,518	809,532

Total Deposits	1,712,213	1,702,806
Federal funds purchased	45,205	53,885
Other borrowings	358,053	331,819
Subordinated debentures	52,165	52,165
Financed premiums payable	36,813	26,340
Accrued expenses and other liabilities	37,280	30,891

Total Liabilities	2,241,729	2,197,906

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 19,691,374 shares at March 31, 2004
and 19,568,867 shares at December 31, 2003	19,691	19,569
Capital surplus	120,841	119,353
Retained earnings	22,245	16,953
Accumulated other comprehensive income	9,759	6,341

Total Shareholders' Equity	172,536	162,216

Total Liabilities and Shareholders' Equity	$2,414,265	$2,360,122

Independent Bank Corporation – 1st Quarter 2004 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended March 31,
	2004	2003

	(unaudited)

	(in thousands, except per share amounts)
Interest Income
Interest and fees on loans	$30,126	$26,661
Securities available for sale
Taxable	3,094	2,899
Tax-exempt	2,229	1,918
Other investments	166	142

Total Interest Income	35,615	31,620

Interest Expense
Deposits	6,202	7,171
Other borrowings	4,038	3,642

Total Interest Expense	10,240	10,813

Net Interest Income	25,375	20,807
Provision for loan losses	801	1,000

Net Interest Income After Provision for Loan Losses	24,574	19,807

Non-interest Income
Service charges on deposit accounts	3,641	3,271
Net gains on asset sales
Real estate mortgage loans	1,059	4,032
Securities	493	512
Title insurance fees	544	743
Manufactured home loan origination fees	289	358
Real estate mortgage loan servicing	(684)	(350)
Other income	2,095	1,849

Total Non-interest Income	7,437	10,415

Non-interest Expense
Compensation and employee benefits	11,099	9,641
Occupancy, net	1,823	1,598
Furniture and fixtures	1,390	1,320
Other expenses	6,346	5,496

Total Non-interest Expense	20,658	18,055

Income Before Income Tax	11,353	12,167
Income tax expense	2,910	3,350

Net Income	$8,443	$8,817

Independent Bank Corporation – 1st Quarter 2004 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended March 31,
	2004	2003

	(unaudited)

Per Share Data (A)
Net Income
Basic	$.43	$.45
Diluted	.42	.44
Cash dividends declared	.16	.13

Selected Ratios (annualized)
As a percent of average earning assets
Tax equivalent interest income	6.77%	7.10%
Interest expense	1.88	2.35
Tax equivalent net interest income	4.89	4.75
Net income to
Average equity	20.34%	25.19%
Average assets	1.44	1.78

Average Shares (A)
Basic	19,610,768	19,659,701
Diluted	20,044,094	19,990,555

(A)	Restated to give effect to a 10% stock dividend declared in 2003. Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.